EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                Investor Contact:          Helen M. Wilson
                                                           (441) 299-9283

                                Media Contact:             Wendy Davis Johnson
                                                           (441) 299-9347


          Ace Limited Announces Agreement to Acquire CAT Limited,
        Intention to File 16.5 Million Share Common Stock Offering,
               Formation of New Financial Instruments Company


HAMILTON, Bermuda, March 26, 1998 -- ACE Limited (NYSE: ACL) and CAT Limited announced today that they have entered into an agreement under which ACE Limited will acquire all of the outstanding capital stock of CAT Limited, a privately held, Bermuda-based property catastrophe reinsurer for approximately $711 million in cash, subject to certain post-closing adjustments. Following completion of the transaction, the ACE group of companies will have total assets in excess of $7 billion, which includes the recent acquisition of ACE USA, formerly Westchester Specialty Group, Inc. CAT Limited will be integrated with ACE's existing property catastrophe subsidiary, Tempest Reinsurance Company Limited. The combined property catastrophe reinsurers will operate under the Tempest Re name.

Terms of the deal
The acquisition will be financed initially with a mix of approximately $390 million of short-term borrowing from the current undrawn credit facility established in December 1997, and from cash on hand. The transaction is subject to customary closing conditions, including the approval of Bermuda's Minister of Finance. The transaction is expected to close in early April.

ACE expects to publicly offer up to 16.5 million of its ordinary shares (excluding any over-allotment option shares) in a registered public offering. The purpose of such offering is to finance the acquisition of CAT and for general corporate purposes. The offering will only be made by means of a prospectus. The number of new ordinary shares to be issued approximates the total number of shares repurchased by ACE since the acquisition of Tempest Re in the summer of 1996.

CAT Limited currently has approximately 60% ownership interest in Enterprise Reinsurance Holdings Corporation, a company founded in 1997 to explore alternative reinsurance products and markets. As part of the transaction, CAT Limited's ownership in Enterprise will be distributed to CAT Limited's current shareholders prior to the acquisition of CAT by ACE.

Management Structure
Donald Kramer will continue to hold the position of President and Chief Executive Officer of Tempest Re. Paul Hasse, Chief Executive Officer of CAT Limited and Charles Kline, President of CAT Limited, will become Co-Chief Executives of ACE Capital Products, discussed below. Elizabeth Murphy, currently Chief Financial Officer at Tempest, will retain the position of CFO in the combined company. George Rivaz, currently Chief Underwriting Officer of Tempest, will assume the position of Chief Operating Officer. Russ Fletcher, Chief Underwriting Officer of CAT Limited, North America, will retain the same position in the combined company. Jan van der Schalk, currently Senior Vice President, Underwriting at Tempest and Philip Munday, Chief Underwriting Officer - International at CAT Limited will become joint Chief Underwriting Officers - International of the combined company. It is not expected that there will be any staff redundancies as a result of the acquisition.

The Tempest / CAT combination
"The proposed acquisition of CAT Limited provides ACE Limited with a strategic advantage in the highly competitive property catastrophe reinsurance sector," said Brian Duperreault, chairman, president and chief executive officer of ACE Limited. "Tempest Re has established its underwriting expertise in the more traditional property cat product lines. CAT is an acknowledged leader in the application of proprietary modelling techniques to the non-traditional lines of business. Together, they comprise a strong and technically advanced team.

"Our continued success in what is admittedly a most challenging market is enhanced by the companies' common commitment to underwriting excellence, rigorous investment discipline and superior financial strength. CAT Limited is an excellent addition to the ACE group of companies," Mr. Duperreault concluded.

"We are truly delighted to be joining the ACE group of companies," said Charles Kline. "Our relationship with ACE affords access to additional capital, expertise and business development opportunities.

"We expect that there will be very little overlap in clients, programs and specialist skills as a result of ACE's acquisition of CAT Limited. The combined property catastrophe company's billion dollar balance sheet will permit the largest possible share of traditional programs and maximum flexibility in the creation of customized programs," commented Mr. Kline.

ACE Capital Products
President of CAT Limited Charles Kline and Chief Executive Officer Paul Hasse will become Co-Chief Executives of a new company, ACE Capital Products. ACE Capital Products will provide clients with innovative financial instruments designed to bridge asset management and risk transfer needs.

Paul Hasse, Chief Executive Officer of CAT Limited, said that ACE Capital Products will be well-positioned as the insurance, banking and finance markets converge.

"We believe the future of the insurance and reinsurance industry may very well lie in the creation of integrated insurance and investment products to address clients' total risk transfer and risk management needs", said Mr. Hasse. "We look forward to helping ACE and Tempest lead the industry in product innovation and growth in this area and to providing specialized asset management capabilities to ACE clients and others on a worldwide basis."

CAT Limited is a Bermuda-based property catastrophe reinsurance company which specializes in providing traditional and customized excess-of-loss reinsurance products. For the year ended December 31, 1997, CAT Limited's net premiums written were approximately $136 million, net income was approximately $106 million and, at year end, total shareholders' equity amounted to approximately $540 million. CAT Limited's net book value at December 31, 1997, adjusted for the distribution of CAT's investment in Enterprise Reinsurance, was approximately $474 million.

The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. Operating subsidiaries are based in Bermuda, the United States, the United Kingdom (Lloyd's), and the Republic of Ireland. At December 31, 1997, ACE had $2.6 billion in shareholders' equity and approximately $5.0 billion in assets.

                                   ###